Exhibit 10.132

MARSHALL B. TYCHER

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 23, 2012, by and between Marshall B. Tycher, an individual residing at [intentionally omitted] (“Employee”), and Roseland Management Services, L.P., a Delaware limited partnership with offices at 343 Thornall Street, Edison, New Jersey 08837-2206 (the “Company”).

RECITALS

WHEREAS, the Company desires to employ Employee as Co-President of the Company and Employee desires to be employed by the Company as Co-President of the Company, pursuant to the terms set forth herein.

WHEREAS, the Company is a subsidiary of Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”).

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1. Employment.

The Company hereby agrees to employ Employee, and Employee hereby agrees to accept such employment during the period and upon the terms and conditions set forth in this Agreement.

2. Employment Period.

(a) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (the “Employment Period”) established under this Paragraph 2.  The Initial Employment Period shall be for a term commencing on the date of this Agreement and ending on the third (3rd) anniversary of the date of this Agreement provided, however, that this Agreement shall automatically renew for a term of one (1) year on the third (3rd) anniversary of the date of this Agreement and on each anniversary of the date of this Agreement thereafter so that a constant one (1) year Employment Period shall be in effect, unless (i) the Company or Employee elects not to extend the term of this Agreement by giving written notice to the other party in accordance with Paragraph 19, in which case the term of this Agreement shall become fixed, or (ii) Employee’s employment terminates hereunder.  Any extension of this Agreement shall not create an obligation of the Company to issue awards to Employee hereunder.

(b) Notwithstanding anything contained herein to the contrary:  (i) Employee’s employment with the Company may be terminated by the Company or Employee during the Employment Period, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Employee’s employment following the expiration of the Employment Period upon such terms and conditions as the Company and Employee may mutually agree.

(c) If Employee’s employment with the Company is terminated, for purposes of this Agreement the term “Unexpired Employment Period” shall mean the period commencing on the date of such termination and ending on the last day of the Employment Period.

3. Services.

(a) Services.  During the Employment Period, Employee shall hold the position of Co-President of the Company reporting to the Chief Executive Officer of the Company and devote his best efforts and substantially all of his business time, skill and attention to the business of the Company (other than absences due to vacation, illness, disability or approved leave of absence), and shall perform such duties as are customarily performed by a similar executive holding such position and as may be more specifically enumerated from time to time by the Chief Executive Officer of the Company; provided, however, that the foregoing is not intended to preclude Employee from (i) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 13 hereof and managing, developing or otherwise dealing with any of the assets owned directly or indirectly by Roseland Partners, L.L.C. or Employee or his family which are listed in Section 3.26 of the Disclosure Schedules to the Membership Interest and Asset Purchase Agreement dated as of October 8, 2012 (the “Membership Interest Agreement”) by and among Roseland Partners L.L.C., Mack-Cali Realty Acquisition LLC, MCRLP and Mack-Cali Realty Corporation or (ii) engaging in charitable activities and community affairs, provided that the performance of the activities referred to in clauses (i) and (ii) does not prevent Employee from devoting substantially all of his business time to the Company.

(b)Place of Employment.  During the Employment Period, Employee’s place of employment shall be at the principal office of the Company which shall be located either in Short Hills, New Jersey or at Port Imperial located in West New York and Weehawken, New Jersey.

4. Compensation and Benefits.

(a)Salary.  During the Employment Period, the Company shall pay Employee a minimum annual base salary in the amount of $400,000 (the “Annual Base Salary”) payable in accordance with the Company’s regular payroll practices.  Employee’s Annual Base Salary shall be reviewed annually in accordance with the policy of the Company from time to time and may be subject to upward adjustment based upon, among other things, Employee’s performance, as determined in the sole discretion of the Chief Executive Officer of the Company.  In no event shall Employee’s Annual Base Salary in effect at a particular time be reduced without his prior written consent.

        (b)Incentive Compensation/Bonuses.  In addition, during the Employment Period, Employee shall be eligible for incentive compensation payable in such amounts as may be determined by the Company, in the exercise of its discretion.  Notwithstanding the foregoing, Employee shall have a threshold bonus opportunity of up to $1 million with respect to the first twelve months of the Employment Period, up to $1.5 million with respect to the second twelve months of the Employment Period, and up to $2 million with respect to the third twelve months of the Employment Period (the “Target Bonuses”).  Each such twelve-month period is referred to in this Agreement as a Year.  For purposes of these Target Bonuses, fifty percent (50%) of the Target Bonuses shall be based on the achievement of specified operating objectives as described on Exhibit A hereto, and the remaining fifty percent (50%) of the Target Bonuses shall be determined by the Chief Executive Officer of the Company, in his sole discretion.  The amount of the Target Bonus for each Year will be awarded and determined no later than 30 days after the end of each such Year and will be communicated to the Employee within such 30 day period in a notice from the Chief Executive Officer of the Company.  The Target Bonuses awarded (“Awarded Target Bonuses”) to Employee for each Year shall be payable to the Employee within 30 days after the third anniversary (the “Third Anniversary”) of the date of this Agreement; provided, however, that if Employee’s employment with the Company is terminated prior to the Third Anniversary by the Company for Cause or by reason of the resignation of the Employee for other than Good Reason, then none of the Awarded Target Bonuses shall be payable to Employee.  If Employee’s employment is terminated for any other reason prior to the Third Anniversary, then any Awarded Target Bonuses for any of the applicable Years preceding the Year in which such termination occurs shall be deemed earned and shall be paid as provided below in this Agreement.

(c) Taxes and Withholding.  The Company shall have the right to deduct and withhold from all compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

(d) Additional Benefits.  In addition to the compensation specified above and other benefits provided pursuant to this Paragraph 4, Employee shall be entitled to the following benefits:

(i)participation in the Mack-Cali Realty Corporation 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and such other benefit plans and programs, including but not limited to restricted stock, phantom stock and/or unit awards, loan programs and any other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company or Mack-Cali Realty Corporation (“MCRC”) from time to time and made generally available to employees of the Company or MCRC with such participation to be consistent with reasonable Company or MCRC guidelines as the case may be;

(ii) participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to employees of the Company (which shall be comparable to the plans and benefits provided to employees of MCRC); and

(iii) reimbursement for reasonable business expenses incurred by Employee in furtherance of the interests of the Company.

5. Termination of Employment and Change In Control.

(a) Employee’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i) Cause.  The Company shall have the right to terminate Employee’s employment for Cause upon Employee’s:  (A) willful and continued failure to use best efforts to substantially perform his duties hereunder (other than any such failure resulting from Employee’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed his duties; (B) willful misconduct and/or willful violation of Paragraph 11 hereof, which is materially economically injurious to the Company and MCRC taken as a whole; (C) the willful violation of the provisions of Paragraph 13 hereof; or (D) conviction of, or plea of guilty to a felony.  For purposes of this sub-paragraph 5(a), no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him (I) not in good faith and (II) without reasonable belief that his action or omission was in furtherance of the interests of the Company.

(ii) Death.  Employee’s employment hereunder shall terminate upon his death.

(iii) Disability.  The Company shall have the right to terminate Employee’s employment due to “Disability” in the event that there is a determination by the Company, upon the advice of an independent qualified physician, reasonably acceptable to Employee, that Employee has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Employee for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

(iv)Good Reason.  Employee shall have the right to terminate his employment for “Good Reason”:  (A) upon the occurrence of any material breach of this Agreement by the Company which shall include but not be limited to; an assignment to Employee of duties materially and adversely inconsistent with Employee’s status as Co-President or a material or adverse alteration in the nature of or diminution in Employee’s duties and/or responsibilities, reporting obligations, titles or authority; (B) upon a reduction in Employee’s Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, a failure to pay such amounts when due or any other failure by the Company to comply with Paragraph 4 hereof; (C) on or within six (6) months following the date a Notice of Non-Renewal is issued by the Company pursuant to Paragraph 2 hereof; (D) on or within six (6) months following a Change in Control (as hereinafter defined) in accordance with the provisions set forth in sub-paragraph 5(a)(vii) hereof; (E) upon any purported termination of Employee’s employment for Cause which is not effected pursuant to the procedures of sub-paragraph 5(a)(i) (and for purposes of this Agreement, in the event of such failure to comply, no such purported termination shall be effective); (F) upon the relocation of the Company’s principal executive offices or Employee’s own office location to a location other than Short Hills, New Jersey or Port Imperial located in West New York and Weehawken, New Jersey.

(v) Without Cause.  The Company shall have the right to terminate the Employee’s employment hereunder without Cause subject to the terms and conditions of this Agreement.

(vi) Without Good Reason.  The Employee shall have the right to terminate his employment hereunder without Good Reason subject to the terms and conditions of this Agreement.

(vii)Change in Control.  Employee shall have the right to terminate his employment hereunder on or within six (6) months following a Change in Control.  Such termination shall be deemed a termination for Good Reason hereunder.  For purposes of this Agreement “Change in Control” shall mean that any of the following events has occurred:  (A) any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any employee benefit plan sponsored by the Company or MCRC, becomes the “beneficial owner”, as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods) of (I) Common Stock of MCRC (“Common Stock”) or any class of stock convertible into Common Stock and/or (II) Common OP Units of MCRLP (“Common OP Units”) or preferred units or any other class of units convertible into Common OP Units, in an amount equal to twenty (20%) percent or more of the sum total of the Common Stock and the Common OP Units (treating all classes of outstanding stock, units or other securities convertible into stock units as if they were converted into Common Stock or Common OP Units as the case may be and then treating Common Stock and Common OP Units as if they were a single class) issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; (B) any Common Stock is purchased pursuant to a tender or exchange offer other than an offer by MCRC; (C) the dissolution or liquidation of MCRC, MCRLP or the Company or the consummation of any merger or consolidation of MCRC, MCRLP or the Company or any sale or other disposition of all or substantially all of the assets of MCRC, MCRLP or the Company, if the shareholders of MCRC and unitholders of MCRLP taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than fifty (50%) percent of the surviving or acquiring company or MCRC and MCRLP taken as a whole; or (D) a turnover, during any two (2) year period, of the majority of the members of the Board of Directors of MCRC (the “Board”), without the consent of the remaining members of the Board as to the appointment of the new Board members.

(b) Notice of Termination.  Any termination of Employee’s employment by the Company or any such termination by Employee (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.  In the event of the termination of Employee’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

6. Compensation Upon Termination of Employment By the Company for Cause or By Employee without Good Reason.

In the event the Company terminates Employee’s employment for Cause or Employee terminates his employment without Good Reason, the Company shall pay Employee any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination.  In addition, in such event, Employee shall be entitled (i) to receive any earned but unpaid incentive compensation or Awarded Target Bonuses (provided that Employee shall not be entitled to any Awarded Target Bonuses if his employment is terminated prior to the Third Anniversery by the Company for Cause or by reason of his resignation for other than Good Reason) and (ii) in the event any options have been granted Employee, to exercise any options which have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan.

Except for any rights which Employee may have to unpaid salary amounts through and including the date of termination, earned but unpaid incentive compensation or Awarded Target Bonuses (except to the extent he shall not be entitled to Awarded Target Bonuses as herein provided), the Company shall have no further obligations hereunder following such termination.  The aforesaid amounts shall be payable in full immediately upon such termination.

7. Compensation Upon Termination of Employment Upon Death or Disability.

In the event of termination of Employee’s employment as a result of either Employee’s death or Disability, the Company shall pay to Employee, his estate or his personal representative the aggregate of (i) a cash payment of one million dollars ($1,000,000) in full immediately upon such termination (the “Fixed Amount”) and (ii) reimbursement of expenses incurred prior to date of termination (“Expense Reimbursement”).  Employee (and Employee’s dependents) shall also receive continuation of health coverage through the end of the Unexpired Employment Period on the same basis as health coverage is provided by the Company or MCRC for active employees and as may be amended from time to time (“Medical Continuation”), and any reimbursements under such plan will be made no later than the last day of the year after the year in which the expense was incurred.

In addition, if granted to Employee, all (A) incentive compensation payments or programs of any nature whether stock based or otherwise that are subject to a vesting schedule including, without limitation, Warrants, Restricted Share Awards or any other restricted stock, phantom stock, units and any loan forgiveness arrangements granted to Employee (“Incentive Compensation”) shall immediately vest as of the date of such termination (“Vested Incentive Compensation”) and, (B) options granted to Employee, if any, shall immediately vest as of the date of such termination (the “Vested Options”) and Employee shall be entitled at the option of Employee, his estate or his personal representative, within one (1) year of the date of such termination, to exercise the Vested Options and/or other options which have vested (including, without limitation, all other options which have previously vested in accordance with any applicable option grant agreement or plan) (the “Total Vested Options”) and are exercisable in accordance with the terms of the applicable option grant agreement or plan and/or any other methods or procedures for exercise applicable to optionees or to require the Company (upon written notice delivered within one hundred eighty (180) days following the date of Employee’s termination) to repurchase all or any portion of Employee’s vested options to purchase shares of Common Stock at a price equal to the difference between the Repurchase Fair Market Value (as hereinafter defined) of the shares of Common Stock for which the options to be repurchased are exercisable and the exercise price of such options as of the date of Employee’s termination of employment (the “Vested Option Exercise Election”).  In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.  In addition, upon Employee’s death or disability, the Company shall pay to Employee’s estate or to Employee, as the case may be, within 30 days after such death or disability all Awarded Target Bonuses.

Except for any rights which Employee or Employee’s estate in the event of Employee’s death may have to all of the above including the Fixed Amount, Vested Incentive Compensation, Total Vested Options and the Vested Option Exercise Election, Awarded Target Bonuses, Expense Reimbursement and Medical Continuation (which, in the event of Employee’s death, shall be provided to Employee’s dependents), the Company shall have no further obligations hereunder following such termination.

For purposes of this Agreement, “Repurchase Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange (or such other exchange on which the Common Stock is primarily traded) of the Common Stock on each of the trading days within the thirty (30) days immediately preceding the date of termination of Employee’s employment.

8. Compensation Upon Termination of Employment By the Company Without Cause or By Employee for Good Reason.

In the event the Company terminates Employee’s employment for any reason other than Cause or Employee terminates his employment for Good Reason, the Company shall pay to Employee and Employee shall be entitled to receive the aggregate of (i) the Fixed Amount plus an amount (the “Remaining Salary”) equal to the Annual Base Salary for the balance of the Employment Term, which shall be payable in a lump sum within 10 days after any such termination of employment and (ii) Vested Incentive Compensation, Total Vested Options and the Vested Option Exercise Election, Expense Reimbursement and Medical Continuation at such time as provided in subparagraph 4(d) and Paragraph 7 above and any Awarded Target Bonuses within 10 days after any such termination of employment.  In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.  Employee understands that any options exercised more than ninety (90) days following the date of his termination of employment which were granted as incentive stock options shall automatically be converted into non-qualified options.

Except for any rights which Employee may have to the Fixed Amount, Remaining Salary Vested Incentive Compensation, Total Vested Options and the Vested Option Exercise Election, Awarded Target Bonuses,  Expense Reimbursement and Medical Continuation, the Company shall have no further obligations hereunder following such termination.  The parties both agree that the agreement to make these payments was consideration and an inducement to obtain Employee’s consent to enter into this Agreement.  The payments are not a penalty and neither party will claim them to be a penalty.  Rather, the payments represent a fair approximation of reasonable amounts due to Employee for the Employment Period.

9. Change in Control.

(a) Options.  Any Incentive Compensation and options granted to Employee that have not vested as of the date of a Change in Control shall immediately vest upon the date of the Change in Control.  Neither the occurrence of a Change in Control, nor the vesting in any warrants or options as a result thereof shall require Employee to exercise any warrants or options.  In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

(b)Upon Termination.  In the event Employee terminates his employment on or following a Change in Control as set forth in sub-paragraph 5(a)(vii), the Company shall pay to Employee and Employee shall be entitled to all the payments and rights Employee would have had if Employee had terminated his employment for Good Reason as set forth in Paragraph 8.

Except for any rights which Employee may have to the Fixed Amount, Remaining Salary Vested Incentive Compensation, Total Vested Options (including, without limitation, by acceleration in accordance with sub-paragraph 9(a)) and the Vested Option Exercise Election, Awarded Target  Bonuses, Expense Reimbursement and Medical Continuation, the Company shall have no further obligations hereunder following such termination.

10. Mitigation / Effect on Employee Benefit Plans and Programs.

(a) Mitigation.  Employee shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Employee under this Agreement on account of subsequent employment.  Amounts owed to Employee under this Agreement shall not be offset by any claims the Company may have against Employee and such payment shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right which the Company may have against Employee or others.

(b)Effect on Employee Benefit Programs.  The termination of Employee’s employment hereunder, whether by the Company or Employee, shall have no effect on the rights and obligations of the parties hereto under the Company’s or MCRC’s (i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and, health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k) Plan but only to the extent required by law and pursuant to the terms of the 401(k) Plan.

11. Confidential Information.

(a) Employee understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company.  Employee shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Employee during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law.  Employee such take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b) The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Employee on behalf of the Company or its predecessors.  For purposes of this Paragraph 11, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company or MCRC and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company or MCRC.

12. Return of Documents.

Except for such items which are of a personal nature to Employee (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company and at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Employee’s employment or at any time as requested by the Company.

13. Noncompete.

Employee agrees that:

(a)During the Employment Period and, in the event (i) the Company terminates Employee’s employment, for Cause, or (ii) Employee terminates his employment without Good Reason, for a one (1) year period thereafter, Employee shall not, directly or indirectly, within the continental United States, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any office-service, flex, or office property development, acquisition or management activities without regard to whether or not such activities compete with the Company.  Nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation or other entity.  Moreover, the foregoing limitations shall not be deemed to restrict or otherwise limit Employee from conducting real estate development, acquisition or management activities, provided that during the Employment Period the performance of such activities does not prevent Employee from devoting substantially all of his business time to the Company.

(b) If, at the time of enforcement of this Paragraph 13, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c) For purposes of this Paragraph 13, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company or MCRC and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company or MCRC.

(d)It is understood and agreed that Employee has joined in the Membership Interest Agreement for certain limited purposes which contains different provisions relating to non-competition and related matters, than those in this Paragraph 13.  It is further understood and agreed that the provisions of that Membership Interest Agreement are cumulative to those contained herein such that they shall apply if, as, and when those contained herein do not, and the provisions of this Paragraph 13 shall apply if, as, and when the provisions of the Membership Interest Agreement do not.  In the event of any inconsistencies between this Agreement and the Membership Interest Agreement, the provisions of the Membership Interest Agreement shall control.

14. Remedies

The parties hereto agree that the Company would suffer irreparable harm from a breach by Employee of any of the covenants or agreements contained in Paragraphs 11, 12 or 13 of this Agreement.  Therefore, in the event of the actual or threatened breach by Employee of any of the provisions of Paragraphs 11, 12 or 13 of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

15. Indemnification/Legal Fees.

(a)Indemnification.  In the event the Employee is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of Employee’s employment with or serving as an officer or director of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend Employee to the fullest extent authorized by Delaware law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Employee in connection therewith (including, without limitation, all legal fees incurred using counsel reasonably acceptable to Employee) and such indemnification shall continue as to Employee even after Employee is no longer employed by the Company and shall inure to the benefit of his heirs, executors, and administrators.  Expenses incurred by Employee in connection with any Proceeding shall be paid by the Company in advance upon request of Employee that the Company pay such expenses; but, only in the event that Employee shall have delivered in writing to the Company an undertaking to reimburse the Company for expenses with respect to which Employee is not entitled to indemnification.  The provisions of this Paragraph shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.  The indemnification provisions of this Paragraph shall not supersede or reduce any indemnification provided to Employee under any separate agreement, or the by-laws of the Company since it is intended that this Agreement shall expand and extend the Employee’s rights to receive indemnity.

(b) Legal Fees.  If any contest or dispute shall arise between the Company and Employee regarding or as a result of any provision of this Agreement, the Company shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such contest or dispute, but only if Employee is successful in respect of substantially all of Employee’s claims pursued or defended in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

16. Successors and Assigns.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of an such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if Employee terminated his employment hereunder within six (6) months of a Change in Control as set forth in Paragraph 9, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.  In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  Any cash payments owed to Employee pursuant to this Paragraph 16 shall be paid to Employee in a single sum without discount for early payment immediately prior to the consummation of the transaction with such successor.

(b) This Agreement and all rights of Employee hereunder may be transferred only by will or the laws of descent and distribution.  Upon Employee’s death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee’s interests under this Agreement.  Employee shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Employee’s death by giving Company written notice thereof.  If Employee should die following the date of termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Employee, including, without limitation, under any applicable plan, or otherwise to his legal representatives or estate.

17. Timing of and No Duplication of Payments.

All payments payable to Employee pursuant to this Agreement shall be paid at such times as provided in this Agreement, and if specific times are not provided for any such payments, then such payments will be paid as soon as practicable after such amounts have become fully vested and determinable.  In addition, Employee shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

18. Modification or Waiver.

No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

The respective rights and obligations of the parties hereunder shall survive the Employee’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

19. Notices.

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Chief Executive Officer of the Company or Employee, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 19).

20. Governing Law.

This agreement will be governed by and construed in accordance with the laws of the State of New Jersey except as to Paragraph 15(a), without regard to principles of conflicts of laws thereunder.

21. Severability.

Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of sub-paragraph 13(b) above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

22. Legal Representation.

Each of the Company and Employee have been represented by counsel with respect to this Agreement.

23. Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

24. Headings.

The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

25. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, negotiations, and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

26. Survival of Agreements.

The covenants made in Paragraphs 5 through 15 and 21 each shall survive the termination of this Agreement.

27. Section 409A Requirements.

Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to Employee under this Agreement:

(a)           For purposes of Section 409A, (i) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), which exemption is hereby incorporated by reference.

               (b)           If Employee is a “specified employee” as determined by the Company consistent with Section 409A as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation subject to Section 409A, and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the first day of the seventh month following Employee’s separation from service, or (ii) Employee’s date of death; provided, however, that any payments delayed during this six- month period shall be paid in a lump sum on the first day of the seventh month following Employee’s separation from service. Such lump sum payments shall include interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Employee’s date of separation from service. Any payment due under this Agreement upon termination of employment that is subject to Section 409A shall only be made upon a “separation from service” as that term is defined under Section 409A.

(c)           In the event there is a 6-month delay in payments under subparagraph 27(b) above, the Company shall establish and fund an irrevocable “rabbi” trust, in form and substance reasonable satisfactory to Employee, effective as of the beginning of the 6-month period and ending upon the close of such period, to secure the payment of all such delayed amounts to Employee.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ROSELAND MANAGEMENT SERVICES, L.P. By: Roseland Services, L.L.C., as general partner By: MC Roseland TRS Operating L.L.C., its sole member By: Mack-Cali Services, Inc., its sole member
By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh Title: President and Chief Executive Officer

MARSHALL B. TYCHER
By:	/s/ Marshall B. Tycher
Marshall B. Tycher

EXHIBIT A TO EMPLOYMENT AGREEMENT
The specified operating objective for each Year is the achievement of RPC Fee Business Total Net Operating Cash Flow (determined in a manner consistent with the attached projections) equal to or greater than the amount set forth below for the measuring period set forth below applicable to each Year (as defined in the Employment Agreement) of the Employment Period:

Year	Measuring Period	RPC Fee Business Total Net Operating Cash Flow

First	10/1/12 - 9/30/13	$3,424,000
Second	10/1/13 - 9/30/14	6,437,000
Third	10/1/14 — 9/30/15	5,101,000

Operating/Service Business Cash Flow
Calendar Year Basis	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2015
Mgmt & Dev. Fee Revenue (existing RPC portolio and third-party)	3,771	3,578	3,885	3,799	3,886	15,147	3,874	3,768	3,364	3,047	14,053	2,987	2,967	2,920	2,786	11,660
Operating Expenses (existing business)	(3,203)	(3,400)	(3,400)	(3,400)	(3,400)	(13,601)	(3,489)	(3,489)	(3,489)	(3,489)	(13,957)	(3,581)	(3,581)	(3,581)	(3,581)	(14,323)
RPC Existing Fee Business Net Operating Cash Flow	568	177	484	398	486	1,546	385	279	(125)	(442)	96	(594)	(613)	(661)	(795)	(2,663)

Mgmt & Dev. Fee Revenyue (new RPC portolio and third-party)(a)	0	699	744	1,318	1,455	4,216	1,932	2,020	2,521	2,520	8,993	2,640	2,591	2,901	2,942	11,075
Estimated Incremental Operating Expense	0	(250)	(276)	(439)	(485)	(1,450)	(615)	(646)	(767)	(775)	(2,803)	(803)	(796)	(857)	(881)	(3,347)
RPC Future Fee Business Net Operating Cash Flow	0	448	468	880	969	2,765	1,317	1,374	1,753	1,745	6,190	1,837	1,795	2,034	2,061	7,727

RPC Fee Business Total Net Operating Cash Flow	568	626	952	1,278	1,455	4,311	1,702	1,653	1,628	1,303	6,286	1,243	1,182	1,373	1,266	5,064
				FY End					FY End					FY End

Fiscal Year Basis
Q4 (commencing 9/30/12				568					1,455					1,303
Q1				626					1,702					1,243
Q2				952					1,653					1,182
Q3				1,278					1,628					1,373
RPC Fee Business - Fiscal Year Totals				3,424					6,437					5,101

SUMMARY:	Calendar Year			Fiscal Year
	Dates	Fees		Dates	Fees
	2013	4,311		12/13	3,424
	2014	6,286		13/14	6,437
	2015	5,064		14/15	5,101

(a) includes prospective development of additional RPC land parcels with third party capital partners.